Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Brent Bruun 401-845-8194 bbruun@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries Reports Second Quarter 2019 Results

MIDDLETOWN, RI, August 2, 2019 — KVH Industries, Inc. (Nasdaq: KVHI) reported financial results for the quarter ended June 30, 2019 today. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website. As previously announced, the company sold its maritime training business, Videotel, to Oakley Capital in the second quarter for a base purchase price of $89.4 million resulting in a gain of $54.5 million before tax. The company has classified the results of Videotel as a discontinued operation. Consequently, the discussion of our results for all periods presented in this release relates to our continuing operations and, unless otherwise noted, excludes the results of Videotel. We have also updated our guidance for future periods to exclude Videotel as our prior guidance included expected contributions from this business.

Second Quarter 2019 Highlights

•
For the second quarter of 2019, total revenue, including Videotel, amounted to $41.0 million, net income amounted to $47.2 million and EPS was $2.70. This includes a gain on the sale of Videotel of $54.5 million before tax.

•
Total revenue from continuing operations increased in the second quarter of 2019 to $39.2 million from $38.6 million in the second quarter of 2018, driven primarily by an increase in mini-VSAT Broadband airtime revenue, partially offset by a decrease in TACNAV product revenue.

•
AgilePlans, our Connectivity as a Service Program for the commercial maritime sector, amounted to 69% of total commercial maritime VSAT shipments, and 56% of the total VSAT product shipments for the quarter. For AgilePlans sales, we recognize revenue over time rather than immediately upon shipment.

•	Overall, total VSAT product shipments were up 11% vs. the comparable quarter of the prior year, a new record.

•	AgilePlans now represents 21% of subscribers and revenues were up over 200% compared to the second quarter of 2018.

•	Our mini-VSAT Broadband airtime revenue, which includes AgilePlans, grew $1.8 million or 10%, compared to the second quarter of 2018, driven by a 13% increase in subscribers.

•	Fiber optic gyro sales were essentially flat compared to the second quarter of 2018 and below our expectations.

•
We recorded an inventory reserve of $2.1 million relating to legacy TracPhone V-IP products as we have decided to stop promoting sales of these products and instead focus our efforts on migrating customers to our HTS network and products.

•	Net loss from continuing operations in the second quarter of 2019 was $3.5 million, or $0.20 per share, compared to a net loss of $2.4 million, or $0.14 per share in the second quarter of 2018.

•	Non-GAAP net loss from continuing operations in the second quarter of 2019 was $1.8 million, or $0.10 per share, compared to $1.2 million, or $0.07 per share in the second quarter of 2018.

•	Non-GAAP adjusted EBITDA from continuing operations in the second quarter of 2019 was a loss of $1.0 million, compared to a gain of $0.2 million in the second quarter of 2018.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s chief executive officer, said, “Growth in our core business remained strong in the second quarter. Airtime revenue grew 10% quarter over quarter. VSAT shipments also grew 11%, a new quarterly record. AgilePlans remained a robust revenue driver for us, representing more than 50% of our VSAT shipments for the quarter and almost 70% of our commercial maritime shipments. In addition, our subscriber count continued to increase, growing almost 13%. We were also pleased to see our airtime gross margins growing significantly, coming in at just under 35% for the quarter. We expect this margin improvement to continue through the end of the year. In our inertial navigation segment, development of our photonic chip-based gyros and inertial systems is on track, and field testing of our TACNAV 3D systems by the U.S. Army is still underway.

“As we announced in May, we successfully completed the sale of our Videotel business during this quarter. This transaction generated approximately $90 million in cash for us, enabling us to repay substantially our outstanding debt and leaving more than $65 million in cash on our balance sheet. While we are still making plans for the best use of this liquidity, the Videotel proceeds allows us to accelerate investments in our key long-term growth initiatives - our photonic chip technology; our new Internet of Things platform called KVH Watch, which we announced in Q2; and promotion and expansion of our AgilePlans program through demand generation programs with our key service providers. At this time, we expect to invest between $2.0 million and $3.0 million in these initiatives in the remainder of this year. The impact of our overall plans have been reflected in our updated guidance for the year.”

As noted above, the company’s Videotel business, which had previously been included in the mobile connectivity segment, has been classified as a discontinued operation and therefore is excluded from the segment information below. This classification is different than the basis on which guidance had been provided previously.

The company operates in two segments, mobile connectivity and inertial navigation. In the second quarter of 2019, net sales for the mobile connectivity segment increased $2.0 million, or 7%, as compared to the second quarter of 2018. Mobile connectivity sales increased primarily due to a $1.8 million increase in our mini-VSAT Broadband airtime revenue, which resulted in part from a 13% increase in subscribers, a $0.5 million increase associated with an engineering services contract and a $0.2 million increase in marine product revenue, partially offset by a $0.4 million decrease in content service revenue. In the second quarter of 2019, net sales for our inertial navigation segment decreased $1.4 million, or 14%, compared to the second quarter of 2018. This decrease was primarily due to a $1.3 million decrease in TACNAV.

Financial Highlights - From Continuing Operations (in millions, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP Results
Revenue	$39.2	$38.6	$75.3	$74.0
Net loss	$(3.5)	$(2.4)	$(9.9)	$(6.8)
Net loss per diluted share	$(0.20)	$(0.14)	$(0.57)	$(0.40)

Non-GAAP Results
Net loss	$(1.8)	$(1.2)	$(5.6)	$(3.4)
Net loss per diluted share	$(0.10)	$(0.07)	$(0.32)	$(0.20)
Adjusted EBITDA	$(1.0)	$0.2	$(3.8)	$(0.8)
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.

Second Quarter Financial Summary
Revenue was $39.2 million for the second quarter of 2019, an increase of 2%, compared to the second quarter of 2018.
Product revenues for the second quarter of 2019 were $14.7 million, 9% lower than the prior year quarter, primarily due to a $1.3 million decrease in TACNAV product sales.
Service revenues for the second quarter of 2019 were $24.5 million, an increase of 9% compared to the second quarter of 2018, primarily due to a $2.0 million increase in mobile connectivity service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 10% in the second quarter of 2019 compared to the second quarter of 2018 due to a 13% increase in subscribers. Content service revenues, in the three months ended June 30, 2019 decreased by 14% compared to the three months ended June 30, 2018.
Our operating expenses increased $1.5 million year-over-year to $18.4 million compared to $16.9 million in the second quarter of 2018 primarily due to a $1.0 million increase to support our focus on service delivery.

Six Months Ended June 30 Financial Summary

Revenue was $75.3 million for the six months ended June 30, 2019, an increase of 2% compared to the six months ended June 30, 2018. Product revenues for the six months ended June 30, 2019 were $27.6 million which was 9% lower than the six months ended June 30, 2018 due to a $1.7 million decrease in inertial navigation product sales and a $0.9 million decrease in mobile connectivity product sales. Inertial navigation product sales decreased primarily due to a $1.2 million decrease in TACNAV product sales and a $0.5 million decrease in FOG product sales. Mobile connectivity product sales decreased primarily due to a $0.6 million decrease in marine mobile connectivity product sales and a $0.3 million decrease in land mobile connectivity products.

Service revenues for the six months ended June 30, 2019 were $47.7 million, an increase of 9% compared to the six months ended June 30, 2018 due to a $3.4 million increase in mobile connectivity service sales and a $0.5 million increase in inertial navigation service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 11% due to a 13% increase in subscribers and due to revenue from an engineering service contract of $0.5 million. Content service revenues, in the six months ended June 30, 2019, decreased by 16% compared to the six months ended June 30, 2018. Our inertial navigation engineering service revenues in the six months ended June 30, 2019 increased by $0.6 million compared to the six months ended June 30, 2018 as a result of an engineering and services development contract from a major U.S. defense contractor, which began in the fourth quarter of 2018 and will continue through the third quarter of 2021.
Our operating expenses increased $2.6 million year-over-year to $37.4 million in the six months ended June 30, 2019 compared to $34.8 million in the six months ended June 30, 2018. The key drivers were an increase in salaries, benefits, and taxes of $2.2 million, and a $0.5 million increase in expensed materials.

Third Quarter 2019 and Full Year 2019 Outlook

Our guidance for the third quarter and full year of 2019 is below. The guidance is based on our continuing operations and, therefore, has been adjusted to exclude KVH Videotel as we have concluded that this company is a discontinued operation. We have reduced our current expectation for revenues, EPS and EBITDA primarily as a result of the lower than expected sales of our fiber optic gyro products that we have experienced in recent quarters and expect to continue to experience through the remainder of this year. In addition, our guidance below includes $2.0 to $3.0 million of incremental investments associated with specific growth initiatives that will be funded with a portion of the proceeds from our recent sale of KVH Videotel. These initiatives include accelerated investments in the development of our photonic chip-based FOG, our new Internet of Things platform (IoT or KVH Watch) and promotional costs and incentives to accelerate the growth of our AgilePlans offering. We continue to expect that our airtime gross margin will continue to grow throughout the year and that our AgilePlans program will be cash flow positive by the end of the year.

(in millions, except per share data)	Third Quarter		Full Year
	From	To	From	To
Revenue	$39.0	$42.0	$157.0	$165.0
GAAP EPS	$(0.24)	$(0.13)	$(1.00)	$(0.71)
Non-GAAP EPS	$(0.14)	$(0.05)	$(0.53)	$(0.31)
Non-GAAP adjusted EBITDA	$(1.0)	$1.0	$(4.5)	$0.5

Other Recent Announcements

•	KVH appoints Ken Loke as Vice President for Asia-Pacific Region.

•	KVH introduced “KVH Watch”, our new Internet of Things (IoT) Connectivity as a Service program for maritime applications utilizing our global VSAT communications.

•
KVH announced that KONGSBERG is its first major partner for KVH Watch, IoT Connectivity as a Service. KVH Watch will provide connectivity for Vessel Insight, a new maritime data infrastructure solution from KONGSBERG’s Kognifai digital ecosystem.

Please review the corresponding press releases for more details regarding these developments.

Conference Call Details

KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (GAAP). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

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Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation expense, employee termination and other non-recurring costs, transaction-related legal fees, non-recurring inventory reserve and other non-recurring costs, foreign exchange transaction gains and losses, the tax effect of the foregoing and certain discrete tax charges, including changes in our valuation allowance and other tax adjustments.

•
Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, employee termination and other non-recurring costs, transaction-related legal fees, foreign exchange transaction gains and losses, non-recurring inventory reserve and other non-recurring costs.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments

Future GAAP diluted EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of our non-GAAP diluted EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.
KVH Industries, Inc. (Nasdaq: KVHI), is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: decreased profitability and cash flow resulting from the sale of our Videotel business, a history and expectation of continuing losses as we increase investments in various initiatives; potential liabilities arising from our sale of Videotel; the uncertain duration of the initial adverse impact on our overall revenues of our new AgilePlans and KVH Watch, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; increased costs arising from the new HTS network; the impact of recent changes in revenue recognition and lease accounting standards, including potential changes in the interpretation of those standards; the uncertain impact of tax reform, and federal budget deficits, government shutdowns and Congressional deadlock; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our photonic chip and other product and service development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; anticipated increased expenses associated with investments in new technology and new initiatives; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2019. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc. has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, CommBox, TACNAV, IP-MobileCast, KVH Watch, mini-VSAT Broadband, NEWSlink, KVH OneCare, and AgilePlans by KVH. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Sales:
Product	$14,694	$16,162	$27,568	$30,154
Service	24,541	22,470	47,702	43,883
Net sales	39,235	38,632	75,270	74,037
Costs and expenses:
Costs of product sales	12,308	10,094	20,161	19,017
Costs of service sales	15,379	14,231	30,752	26,601
Research and development	3,798	3,565	7,666	7,499
Sales, marketing and support	8,853	7,609	16,987	15,186
General and administrative	5,730	5,713	12,685	12,146
Total costs and expenses	46,068	41,212	88,251	80,449
Loss from operations	(6,833)	(2,580)	(12,981)	(6,412)
Interest income	1,000	147	1,175	293
Interest expense	558	427	943	836
Other income, net	338	543	242	237
Loss from continuing operations before income tax (benefit) expense	(6,053)	(2,317)	(12,507)	(6,718)
Income tax (benefit) expense from continuing operations	(2,599)	85	(2,631)	130
Net loss from continuing operations	$(3,454)	$(2,402)	$(9,876)	$(6,848)

Income from discontinued operations, net of tax	50,630	1,059	50,873	1,612
Net Income (loss)	$47,176	$(1,343)	$40,997	$(5,236)

Net loss from continuing operations per common share
Basic and diluted	$(0.20)	$(0.14)	$(0.57)	$(0.40)
Net loss from discontinued operations per common share
Basic and diluted	$2.90	$0.06	$2.93	$0.10
Net income (loss) per common share net
Basic and diluted	$2.70	$(0.08)	$2.36	$(0.31)
Weighted average number of common shares outstanding:
Basic and diluted	17,463	17,140	17,383	16,942

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Cash, cash equivalents and marketable securities	$65,363	$15,237
Accounts receivable, net	29,598	28,592
Inventories	24,216	22,942
Other current assets and contract assets	7,283	6,098
Current assets held for sale	—	4,871
Total current assets	126,460	77,740
Property and equipment, net	52,501	50,633
Goodwill	14,995	15,031
Intangible assets, net	5,197	5,661
Right of use assets	8,162	—
Other non-current assets and contract assets	13,386	12,455
Non-current deferred income tax asset	195	226
Non-current assets held for sale	—	25,906
Total assets	$220,896	$187,652
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$36,080	$33,831
Contract liabilities	8,119	7,647
Current portion of long-term debt	2,000	9,928
Current operating lease liability	4,418	—
Current liabilities held for sale	—	4,604
Total current liabilities	50,617	56,010
Other long-term liabilities	1,599	1,920
Long-term operating lease liability	3,760	—
Long-term contract liabilities	10,056	9,070
Long-term debt, excluding current portion	—	19,437
Non-current deferred tax liability	868	887
Non-current liabilities held for sale	—	813
Stockholders’ equity	153,996	99,515
Total liabilities and stockholders’ equity	$220,896	$187,652

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP NET LOSS FROM CONTINUING OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss from continuing operations - GAAP	$(3,454)	$(2,402)	$(9,876)	$(6,848)
Amortization of intangibles	247	257	495	518
Stock-based compensation expense	1,033	739	1,907	1,592
Employee termination and other non-recurring costs	—	—	—	195
Transaction-related legal fees	—	—	224	—
Non-recurring inventory reserve	2,137	—	2,137	—
Other non-recurring costs	216	—	216	—
Foreign exchange transaction gain	(284)	(513)	(225)	(182)
Tax effect on the foregoing	(705)	(100)	(996)	(434)
Change in valuation allowance and other tax adjustments (a)	(1,020)	806	516	1,759
Net loss from continuing operations - Non-GAAP	$(1,830)	$(1,213)	$(5,602)	$(3,400)

Net loss from continuing operations per common share - Non-GAAP:
Basic and diluted	$(0.10)	$(0.07)	$(0.32)	$(0.20)

Weighted average number of common shares outstanding:
Basic and diluted	17,463	17,140	17,383	16,942

(a)	Represents a change in the valuation allowance on current year United States net operating losses, research and development tax credits and uncertain tax position adjustments.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP net loss from continuing operations	$(3,454)	$(2,402)	$(9,876)	$(6,848)
Income tax expense	(2,599)	85	(2,631)	130
Interest (income) expense, net	(442)	280	(232)	543
Depreciation and amortization	2,361	1,985	4,702	3,774
Non-GAAP EBITDA	(4,134)	(52)	(8,037)	(2,401)
Stock-based compensation expense	1,033	739	1,907	1,592
Employee termination and other non-recurring costs	—	—	—	195
Transaction-related legal fees	—	—	224	—
Non-recurring inventory reserve	2,137	—	2,137	—
Other non-recurring costs	216	—	216	—
Foreign exchange transaction gain	(284)	(513)	(225)	(182)
Non-GAAP adjusted EBITDA from continuing operations	$(1,032)	$174	$(3,778)	$(796)

KVH INDUSTRIES, INC. AND SUBSIDIARIES
REVENUE AND OPERATING INCOME (LOSS) BY SEGMENT FROM CONTINUING OPERATIONS
(in millions except for percentages, unaudited)

Segment Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Mobile connectivity sales
Product	$8.1	$8.1	$15.1	$16.0
Service	22.9	20.9	44.4	41.0
Net sales	$31.0	$29.0	$59.5	$57.0

Inertial navigation sales
Product	$6.6	$8.1	$12.5	$14.2
Service	1.6	1.5	3.3	2.8
Net sales	$8.2	$9.6	$15.8	$17.0

Operating (Loss) Income	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Mobile connectivity	$(2.5)	$(0.3)	$(3.9)	$0.2
Inertial navigation	(0.2)	1.6	0.2	1.9
	(2.7)	1.3	(3.7)	2.1
Unallocated	(4.1)	(3.9)	(9.3)	(8.5)
Loss from operations	$(6.8)	$(2.6)	$(13.0)	$(6.4)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Mobile Connectivity Revenue Components	(percentage of net sales)
Product sales	21%	21%	20%	22%
mini-VSAT Broadband airtime	49%	45%	50%	46%
Content service	6%	8%	7%	8%
Inertial Navigation Revenue Components
FOG-based products	17%	17%	15%	16%
Tactical navigation products	1%	4%	1%	3%

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	Third Quarter Fiscal 2019 (Projected)	Full Year Fiscal 2019 (Projected)
Net loss from continuing operations per common share	$(0.24) - $(0.13)	$(1.00) - $(0.71)

Estimated amortization of intangibles (a)	$0.01	$0.06
Estimated stock-based compensation expense	$0.08	$0.27
Non-recurring inventory reserve	$0.00	$0.12
Transaction-related legal fees	$0.00	$0.01
Other non-recurring costs	$0.00	$0.01
Estimated tax effect on the foregoing	$(0.02)	$(0.10)
Change in valuation allowance and other tax adjustments (b)	$0.03 - $0.01	$0.10 - $0.03

Non-GAAP net loss from continuing operations per common share (c)	$(0.14) - $(0.05)	$(0.53) - $(0.31)

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that we expect to record against additional deferred tax assets generated in 2019.

(c)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	Third Quarter Fiscal 2019 (Projected)	Full Year Fiscal 2019 (Projected)
GAAP net loss from continuing operations	$(4.2) - $(2.2)	$(17.4) - $(12.4)

Estimated income tax provision	$(0.8)	$(3.9)
Estimated interest income, net	$(0.1)	$(0.6)
Estimated depreciation and amortization (a)	$2.7	$10.2
Estimated stock-based compensation expense	$1.4	$4.7
Estimated transaction-related legal fees	$0.0	$0.2
Estimated non-recurring costs	$0.0	$0.2
Estimated non-recurring inventory reserve	$0.0	$2.1
Non-GAAP adjusted EBITDA from continuing operations (b)	$(1.0) - $1.0	$(4.5) - $0.5

(a)	Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.

(b)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.